K&L Gates llp 10100 Santa Monica Boulevard Seventh Floor Los Angeles, CA 90067 t 310.552.5000 www.klgates.com

July 31, 2009

Fuqi International, Inc.
5/F., Block 1, Shi Hua Industrial Zone
Cui Zhu Road North
Shenzhen, 518019
People’s Republic of China

Re:           Registration Statements on Form S-3

Ladies and Gentlemen:

We have acted as counsel for Fuqi International, Inc., a Delaware corporation (the “Company”), in connection with the public offering by the Company of up to 5,581,395 shares (the “Shares”) of the Company's common stock, $0.001 par value per share (the “Common Stock”), of which up to 726,395 shares may be purchased to cover over-allotments, if any, pursuant to a shelf registration statement on Form S-3, as amended, filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) (Registration No. 333-160210) a related registration statement on Form S-3 filed Commission pursuant to Rule 462(b) of the Act (Registration No. 333-160921) (collectively, the “Registration Statements”), the prospectus dated July 22, 2009 constituting part of the Registration Statement (the "Base Prospectus") and the prospectus supplement thereto dated July 31, 2009 (the “Prospectus Supplement”), each filed under the Act. (The Base Prospectus and Prospectus Supplement are collectively referred to as the “Prospectus.”) All of the Shares are to be sold by the Company as described in the Registration Statements and Prospectus.

This opinion is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

You have requested our opinion as to the matters set forth below in connection with the Registration Statement.  For purposes of rendering this opinion, we have examined the Registration Statements, the Prospectus, the Company’s charter and bylaws, each as amended, the corporate resolutions and other actions of the Company that authorize and provide for the issuance of the Shares and we have made such other investigation as we have deemed appropriate.  We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Company. We have not independently established any of the facts so relied on.

Fuqi International, Inc.
July 31, 2009

For the purposes of this opinion letter, we have made assumptions that are customary in opinions of this kind, including the assumptions of the accuracy and completeness of each document submitted to us, the genuineness of all signatures on original documents, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are prerequisites to the effectiveness thereof. We have further assumed the legal capacity of natural persons, and we have assumed that each party to the documents we have examined or relied on (other than the Company) has the legal capacity or authority and has satisfied all legal requirements that are applicable to that party to the extent necessary to make such documents enforceable against that party. We have not verified any of those assumptions.

Our opinion set forth below is limited to the Delaware General Corporation Law (the “DGCL”). We are not licensed to practice law in the State of Delaware and, accordingly, our opinion as to the DGCL is based solely on a review of the official statutes of the State of Delaware and the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting such statutes and provisions.  We are not opining on, and we assume no responsibility for, the applicability to or effect on any of the matters covered herein of (a) any other laws; (b) the laws of any other jurisdiction; or (c) the laws of any county, municipality or other political subdivision or local governmental agency or authority.

Based upon and subject to the foregoing, it is our opinion that the Shares are duly authorized for issuance by the Company and, when issued and paid for as described in the Registration Statement and Prospectus, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion as an exhibit to that certain Form 8-K, dated July 31, 2009 and to its incorporation by reference into the Registration Statement.  We also consent to the use of our name under the caption “Legal Matters” in the Prospectus.  In giving our consent, we do not thereby admit that we are experts with respect to any part of the Registration Statement or Prospectus within the meaning of the term “expert” as used in Section 11 of the Act or the rules and regulations promulgated thereunder by the Securities and Exchange Commission nor do we admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations thereunder.

Yours truly,

/s/ K&L GATES LLP

K&L GATES LLP